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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LEGG MASON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Light Street

Baltimore, Maryland 21202

June 24, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 22, 2008. On the following pages you will find the Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Accordingly, I encourage you to sign, date and return the enclosed proxy card promptly.

I hope that you will attend the meeting, and I look forward to seeing you there.

Sincerely,

MARK R. FETTING
President and Chief Executive Officer

LEGG MASON, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, July 22, 2008

To the Stockholders of

LEGG MASON, INC.:

The Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, will be held at The Center Club, 100 Light Street, 16th Floor, Baltimore, Maryland, on Tuesday, July 22, 2008 at 10:00 a.m. to consider and vote upon:

(1)	The election of four directors for the three-year term ending in 2011, the election of one director for the two-year term ending in 2010 and the election of one director for the one-year term ending in 2009;

(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending March 31, 2009;

(3)	Two stockholder proposals; and

(4)	Any other matter that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 23, 2008 as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement and 2008 Annual Report to Stockholders.

By order of the Board of Directors,

THOMAS C. MERCHANT
Secretary

June 24, 2008

LEGG MASON, INC.

PROXY STATEMENT

LEGG MASON, INC.

100 Light Street

Baltimore, Maryland 21202

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, July 22, 2008

The Board of Directors of Legg Mason, Inc. is soliciting the enclosed proxy from its stockholders. A stockholder who has granted the enclosed proxy may revoke it at any time before we exercise it. We are soliciting proxies by mail and MacKenzie Partners, Inc. and our officers, directors and employees may also solicit proxies by telephone or any other means of communication. We will bear the cost of soliciting proxies, including a fee of $25,000, plus expenses, paid to MacKenzie Partners, Inc. for their services. We may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. We are first sending this proxy material to our stockholders on or about June 24, 2008.

To be entitled to notice of and to vote at the meeting, you must have been a stockholder of record at the close of business on May 23, 2008. As of the close of business on that date, we had outstanding and entitled to vote (1) 139,158,325 shares of our common stock, $.10 par value, each of which is entitled to one vote, and (2) 1,971,122 exchangeable shares, no par value, of one of our Canadian subsidiaries, each of which is exchangeable into one share of common stock and is entitled to one vote. The holders of common stock and exchangeable shares will vote together as a single class at the meeting.

We must have a quorum of stockholders (at least 50% of all stockholders entitled to vote) present at the meeting either in person or represented by proxy in order for any business to be conducted. Directors are elected by a plurality of the votes cast by the holders of shares of common stock and exchangeable shares present in person or represented by proxy at the meeting. Abstentions and broker non-votes will not affect the plurality vote for the election of directors. Each stockholder proposal will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the majority vote for the stockholder proposals.

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each year, one class is elected to serve for a term of three years. Our stockholders will vote at this Annual Meeting for:

•	the election of four directors for the three-year term expiring at the Annual Meeting of Stockholders in 2011;

•	the election of Mark R. Fetting for the two-year term expiring at the Annual Meeting of Stockholders in 2010; and

•	the election of Scott C. Nuttall for the one-year term expiring at the Annual Meeting of Stockholders in 2009.

All nominees presently serve as directors. Our Board of Directors elected Messrs. Fetting and Nuttall as directors in January 2008 to fill vacancies on the Board. To balance the classes, Mr. Fetting was assigned to the class whose term expires in 2010 and Mr. Nuttall was assigned to the class whose term expires in 2009. Under Maryland law, Messrs. Fetting and Nuttall must be elected by stockholders at this Annual Meeting in order to continue serving as directors.

Unless a stockholder withholds authority to vote, the persons named in the enclosed proxy will vote for the election of the nominees named. If any nominee is unable to serve, the persons named in the proxy may vote for a substitute nominee that they determine. Our Board of Directors has no reason to believe that any nominee will be unable to serve.

The Board of Directors recommends a vote “FOR” the election of each nominated director.

Nominees for Director for the Term Expiring in 2011

Dennis R. Beresford, age 69, has been a director of Legg Mason since September 2002. He is currently a professor at the University of Georgia, a position he has held since 1997. Mr. Beresford is a director of Kimberly-Clark Corporation and Federal National Mortgage Association.

W. Allen Reed, age 61, has been a director of Legg Mason since April 2006. He is a Senior Advisor for AEA Holdings, Inc., a real estate and private equity asset management company, and is engaged in private investment activities. From January 2006 to March 2006, Mr. Reed served as Chairman of the Board of General Motors Asset Management Corporation (“GMAMC”), the investment management subsidiary of General Motors Corporation, where he served as Vice President until March 2006. He also served as Chairman of the Board and Chief Executive Officer of General Motors Trust Bank, N.A. until March 2006; as Chief Executive Officer and President of GMAMC and General Motors Investment Management Corporation until December 2005; and as Chairman of the Board and Chief Executive Officer of General Motors Trust Company until March 2005. Mr. Reed is a director of Temple-Inland Inc. and 180 mutual funds in the Morgan Stanley mutual funds complex.

Nicholas J. St. George, age 69, has been a director of Legg Mason since July 1983. He is engaged in private investment activities.

Roger W. Schipke, age 71, has been a director of Legg Mason since January 1991. He is engaged in private investment activities. Mr. Schipke was an Executive in Residence at the University of Louisville, College of Business and Public Administration from September 2002 to April 2008.

Nominee for Director for the Term Expiring in 2010

Mark R. Fetting, age 53, has been a director of Legg Mason since January 2008. He was recommended to the Nominating and Corporate Governance Committee for consideration as a director candidate of Legg Mason by the special CEO Search Committee of the Board. Mr. Fetting was elected President and Chief Executive Officer of Legg Mason in January 2008. He served as Senior Executive Vice President of Legg Mason since July 2004 and as Executive Vice President from July 2001 to July 2004. Mr. Fetting is a director of 14 funds within the Legg Mason Funds mutual funds complex and 27 funds within The Royce Funds mutual funds complex.

Nominee for Director for the Term Expiring in 2009

Scott C. Nuttall, age 35, has been a director of Legg Mason since January 2008. Mr. Nuttall is a Member of the general partner of Kohlberg Kravis Roberts & Co. (“KKR & Co.”), a private equity firm, has been with KKR & Co. for 11 years and is the head of KKR & Co.’s Financial Services Industry team. He is a director of Capmark Financial Group Inc., First Data Corporation, KKR Financial Holdings LLC and Masonite International Corporation. Mr. Nuttall was nominated to the Board by KKR & Co. pursuant to a Note Purchase Agreement under which we issued our 2.5% Senior Convertible Notes. Under the purchase agreement, KKR & Co. has the right to nominate one individual to the Board and the Compensation Committee for as long as KKR & Co. or its related parties own at least 50% of the outstanding notes and at least $625 million in notes remains outstanding.

Directors Continuing in Office

Directors whose terms will expire in 2009

Robert E. Angelica, age 61, has been a director of Legg Mason since February 2007 and is currently engaged in private investment activities. Until December 2006, Mr. Angelica served as the Chairman and Chief Executive Officer of the AT&T Investment Management Corporation, an asset management subsidiary of AT&T Inc.

John E. Koerner III, age 65, has been a director of Legg Mason since October 1990. Since 1995, he has been the managing member of Koerner Capital, LLC, a private investment company, or the President of its predecessor, Koerner Capital Corporation. Mr. Koerner is a director of Lamar Advertising Company.

Cheryl Gordon Krongard, age 52, has been a director of Legg Mason since January 2006 and is engaged in private investment activities. Ms. Krongard served as a senior partner of Apollo Management, L.P., a private investment company from January 2002 to December 2004. Ms. Krongard is a director of US Airways Group Inc.

James E. Ukrop, age 70, has been a director of Legg Mason since January 1985. Since 1997, he has been the Chairman of the Board of Ukrop’s Super Markets, Inc., which operates a chain of supermarkets in Virginia. Mr. Ukrop is a director of Owens & Minor, Inc. and Chairman of First Market Bank.

Directors whose terms will expire in 2010

Harold L. Adams, age 69, has been a director of Legg Mason since January 1988. He has been the Chairman Emeritus of RTKL Associates, Inc., an international architecture, engineering and planning firm, since April 2003. He is a director of Lincoln Electric Holdings, Inc. and Commercial Metals Company.

Raymond A. Mason, age 71, has been Chairman of the Board of Legg Mason since its formation in 1981. He also served as Chief Executive Officer from 1981 to January 2008 and President from 1981 to January 2008, except during fiscal year 2007.

Margaret Milner Richardson, age 65, has been a director of Legg Mason since November 2003. She is currently engaged in private consulting and investment activities. Ms. Richardson is a director of Jackson Hewitt Tax Service Inc.

Kurt L. Schmoke, age 58, has been a director of Legg Mason since January 2002. Mr. Schmoke has been Dean of the School of Law at Howard University since January 2003. He is a director of The McGraw-Hill Companies, Inc.

Committees of the Board—Board Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current charters for these committees, as approved by our Board of Directors, are on, and may be printed from, our corporate website at www.leggmason.com under the “Investor Relations—Board Committees” section. We will provide a copy of these charters, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

In addition to our three standing Board committees, in July 2007 our Board of Directors created a special CEO Search Committee to identify and recommend to the Board one or more qualified individuals to serve as our Chief Executive Officer. The members of the special CEO Search Committee were Messrs. Adams (Chairman), Reed, St. George and Schipke. Most of our other non-employee directors assisted the CEO Search Committee. The CEO Search Committee completed its work and was disbanded upon the January 2008 election of Mark Fetting as Chief Executive Officer.

During the fiscal year ended March 31, 2008, our Board of Directors met 11 times, our Audit Committee met five times, our Compensation Committee met five times and our Nominating and Corporate Governance Committee met six times. While we have no formal policy on the matter, directors are generally expected to attend our Annual Meetings of Stockholders. All of our directors who were directors at the time attended our 2007 Annual Meeting of Stockholders except for Mr. Schmoke. During fiscal year 2008, each of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and all Board committees on which he or she served that were held during the period in which he or she was a director except for Mr. Nuttall, who attended two of the three Board of Directors meetings held while he was serving as a director. Mr. Nuttall was not able to attend a special meeting that was called on relatively short notice.

Audit Committee. Messrs. Beresford (Chairman), Angelica and Reed and Edward I. O’Brien (who is not standing for re-election) are the members of our Audit Committee. The Audit Committee’s primary purpose is to oversee our financial accounting and reporting to stockholders. Its duties include:

•	selecting and compensating the independent registered public accounting firm (“Independent Auditors”);

•	providing oversight of the work of the Independent Auditors and reviewing the scope and results of the audits conducted by them;

•	reviewing the activities of our internal auditors;

•	discussing with Independent Auditors, internal auditors and management the organization and scope of our internal system of accounting and financial controls; and

•	reviewing and discussing certain matters that may have a material impact on our financial statements, including litigation and legal matters and critical accounting policies and estimates.

Our Board of Directors has determined that Mr. Beresford qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). Our Board of Directors has also determined that all members of our Audit Committee are “independent” as defined in the New York Stock Exchange Listing Standards and the applicable SEC rules.

Compensation Committee. Messrs. Schipke (Chairman), Koerner, Nuttall and Schmoke and Ms. Krongard are the members of our Compensation Committee. The Compensation Committee’s responsibilities include determining the compensation of our chief executive officer (subject to the approval of our non-employee directors), approving the compensation of our chief financial officer and our three other most highly compensated executive officers and recommending to our Board of Directors the compensation to be paid to our non-employee directors. The Compensation Committee also serves as the administrative committee of several of our employee benefit plans.

Our Board of Directors has determined that all of the members of our Compensation Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Nominating and Corporate Governance Committee. Messrs. St. George (Chairman), Adams and Ukrop and Ms. Richardson are the members of our Nominating and Corporate Governance Committee. This committee’s responsibilities include identifying qualified director nominees, nominating director candidates, recommending director committee assignments and developing and recommending to our Board of Directors corporate governance principles and a corporate code of conduct.

Our Board of Directors has determined that all of the members of our Nominating and Corporate Governance Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Compensation of Directors

The Compensation Committee annually reviews and recommends to our Board of Directors the compensation of our non-employee directors. As part of this review, the Committee consults with McLagan Partners, Inc., a compensation consulting and research firm, to determine the reasonableness and adequacy of our non-employee director compensation. The following table outlines the cash compensation that is paid to our non-employee directors.

Compensation Element	Amount of Compensation
Cash Retainers
Annual Board Retainer	$40,000
Audit Committee Chairman Retainer	$15,000
Nominating and Compensation Committee Chairmen Retainers	$7,500
Lead Independent Director Retainer	$20,000
Audit Committee Member Retainer	$20,000 (paid to all members including the Chair)
Nominating and Compensation Committee Member Retainers	$15,000 (paid to all members including the Chair)
Meeting Fees
Board Meeting Fees	$2,000 per meeting attended beginning with the sixth meeting in the year
Committee Meeting Fees	$2,000 per meeting attended beginning with the sixth meeting in the year

In addition, each member of the special CEO Search Committee received a quarterly retainer of $3,750, the chairman of the committee received an additional quarterly retainer of $1,875, each member of the committee received $2,000 per meeting attended beginning with the sixth meeting and each other non-employee director who assisted the committee received $2,000 per meeting attended.

In addition to cash compensation, under the terms of the Legg Mason, Inc. Non-Employee Director Equity Plan (the “Director Equity Plan”), each of our non-employee directors receives, on the 31st day after he or she is first elected as a director, and on the date of each subsequent Annual Meeting of Stockholders, his or her choice of:

•	a grant of shares of common stock that have a market value, on the grant date, of $125,000;

•	a grant of shares of common stock that have a market value, on the grant date, of $75,000, plus $50,000 in cash; or

•	a grant of a number of Restricted Stock Units equal to the number of shares that would be granted under the first bullet above.

Restricted Stock Units granted under the Director Equity Plan are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the recipient stops serving as a director of Legg Mason. The number of Restricted Stock Units credited to a director will be increased to reflect all dividends paid on common stock based on the market price of a share of common stock on the dividend payment date. The Director Equity Plan covers an aggregate of 625,000 shares of common stock.

Director Compensation Table

The following table provides information about the compensation earned by our non-employee directors in fiscal year 2008.

Name	Fees Earned or Paid in Cash(1)(2)		Stock Awards		All Other Compensation(3)	Total
Harold L. Adams	$175,125	(4)	$74,988	(5)	$12	$250,125
Robert E. Angelica	121,000	(4)	74,988	(5)	12	196,000
Dennis R. Beresford	85,000		124,980	(6)	20	210,000
John E. Koerner III	85,000		124,980	(6)	20	210,000
Cheryl Gordon Krongard	75,000		124,980	(6)	20	200,000
Scott C. Nuttall	10,000		124,951	(7)	49	135,000
Edward I. O’Brien	122,000	(4)	74,988	(5)	12	197,000
W. Allen Reed	121,250		124,980	(6)	20	246,250
Margaret Milner Richardson	71,000		124,980	(6)	20	196,000
Nicholas J. St. George	145,750		124,980	(6)	20	270,750
Roger W. Schipke	121,750		124,980	(6)	20	246,750
Kurt L. Schmoke	61,000		124,980	(6)	20	186,000
James E. Ukrop	71,000		124,980	(6)	20	196,000

(1)	In addition, non-employee directors receive reimbursement of expenses for attendance at meetings.
(2)	Includes $8,000, $2,000, $56,875, $4,000, $2,000, $22,000, $49,250, $49,250, $49,250 and $2,000 paid to Mses. Krongard and Richardson and Messrs. Adams, Angelica, Beresford, Koerner, Reed, St. George, Schipke, and Ukrop, respectively, for their service on or assistance to the special CEO Search Committee during the fiscal year.
(3)	Represents cash paid in lieu of fractional shares in connection with grants of Restricted Stock Units or common stock pursuant to the Director Equity Plan during fiscal year 2008.
(4)	Includes $50,000 cash paid as a portion of an equity award under the Director Equity Plan.
(5)	Represents value of 744 shares of common stock granted on July 19, 2007.
(6)	Represents value of 1,240 Restricted Stock Units or shares of common stock granted on July 19, 2007.
(7)	Represents value of 1,802 shares of common stock granted on February 28, 2008.

As of March 31, 2008, our non-employee directors held the following unexercised stock options or Restricted Stock Units:

Name	Unexercised Options(#)	Restricted Stock Units(#)
Harold L. Adams	47,827	—
Robert E. Angelica	—	—
Dennis R. Beresford	22,500	3,734
John E. Koerner III	65,827	1,248
Cheryl Gordon Krongard	6,744	—
Scott C. Nuttall	—	—
Edward I. O’Brien	65,827	—
W. Allen Reed	—	—
Margaret Milner Richardson	20,827	1,248
Nicholas J. St. George	40,500	3,734
Roger W. Schipke	—	3,734
Kurt L. Schmoke	38,827	1,248
James E. Ukrop	65,827	1,248

CORPORATE GOVERNANCE

Corporate Governance Principles

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has adopted Corporate Governance Principles for our company. These Corporate Governance Principles address, among other things, the following key corporate governance topics: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. A copy of these Corporate Governance Principles is available on our corporate website at www.leggmason.com under the “Investor Relations” section. We will provide a copy of the Corporate Governance Principles, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

Code of Conduct

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has adopted a corporate Code of Conduct that applies to all directors, officers and employees of Legg Mason and its subsidiaries. A copy of the Code of Conduct is available on our corporate website at www.leggmason.com under the “Investor Relations” section. We intend to satisfy any disclosure requirement regarding any amendment to, or waiver from, our Code of Conduct by posting the information on our corporate website. We will provide a copy of the Code of Conduct, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

Independent Directors

The Board of Directors has made determinations as to the independence of each of our non-employee directors and concluded that Mses. Krongard and Richardson and Messrs. Adams, Angelica, Beresford, Koerner, Nuttall, O’Brien, Reed, St. George, Schipke, Schmoke and Ukrop qualify as independent directors under the standards promulgated by the New York Stock Exchange (“NYSE”). In reaching these conclusions, the Board applied our Policy Regarding Director Independence Determinations (attached hereto as Annex A) as adopted by the Board in accordance with the rules of the NYSE.

In making its determination as to the independence of each director, the Board reviewed relationships between Legg Mason and the directors, including relationships where a director, or an immediate family member of a director, is a former executive officer or employee of another company that made payments to, or received payments from, Legg Mason for property or services during a prior fiscal year when the director, or the immediate family member of the director, was an executive officer or employee of such other company, and the payments were made in the ordinary course of business (Messrs. Angelica and Reed); relationships where a director served as an officer, director or trustee of a charitable organization, and Legg Mason’s discretionary charitable contributions to the organization for the fiscal year are less than the lesser of $1,000,000 or two percent of that organization’s consolidated gross revenues (Mr. Adams); relationships arising solely from a director’s position as a director or advisory director (or similar position) of another company or tax-exempt organization that engages in a transaction with Legg Mason (Mr. Angelica); relationships where an immediate family member of a director received direct compensation from Legg Mason while serving as a non-executive employee of Legg Mason more than three fiscal years ago (Mr. Adams); relationships where a director served more than three fiscal years ago as a former partner or employee of Legg Mason’s present external auditor or the auditor of any mutual funds managed by Legg Mason (Ms. Richardson and Mr. Beresford); and relationships where a director was employed by, but not an executive officer of, Legg Mason more than three fiscal years ago (Mr. St. George).

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all qualified candidates for seats on our Board of Directors identified by members of the Committee, by other members of the Board of Directors, by our management and by our stockholders.

The Board of Directors has set minimum qualification requirements for director nominees in our Corporate Governance Principles. Director nominees are required to possess a broad range of skills, expertise, industry or other knowledge and business or other experience that will be useful to the company. The Nominating and Corporate Governance Committee will review each candidate’s biographical information and determine whether the candidate meets these minimum qualification requirements. The Nominating and Corporate Governance Committee will typically retain, and pay fees to, a third party firm to conduct background investigations of candidates under consideration.

After the Nominating and Corporate Governance Committee has determined that a candidate meets the minimum qualification requirements, the Committee will determine whether to nominate the candidate to our Board of Directors. In making this determination, the Nominating and Corporate Governance Committee will consider a number of factors, including:

•	the current size of the Board of Directors, and whether vacancies on the Board are anticipated;

•	the candidate’s judgment, character, expertise, skill, knowledge, experience and collegiality;

•	the overall diversity of perspectives, backgrounds and experiences of the current directors;

•	whether the candidate has special skills, expertise or a background that add to and complement the range of skills, expertise and background of the existing directors; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or formulaic way.

Our Amended and Restated Bylaws provide written procedures by which stockholders may recommend nominees to our Board of Directors. The Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders under the same procedure used for considering nominees recommended by other directors or management. Stockholders who would like to propose a director candidate for election to our Board of Directors at an annual meeting of stockholders must send written notice to our Corporate Secretary between the 150th day and 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the mailing date of our prior year’s proxy statement (i.e. between January 25, 2009 and February 24, 2009 for a recommendation in 2009). If we advance or delay our annual meeting by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice must be delivered between the 150th day prior to the date of the annual meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting. Notice from a stockholder nominating a director must include the following:

•	the name, age, business address and residence address of the recommending stockholder;

•	the class, series and number of all shares of stock of Legg Mason that the recommending stockholder beneficially owns;

•	the date the shares were acquired and the investment intent behind the acquisition; and

•

all other information about the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including the nominee’s written consent to being named in the proxy as a nominee and to serve as a director if elected).

We may require that a proposed director nominee furnish other information to enable the Nominating and Corporate Governance Committee to determine the nominee’s eligibility to serve. The Nominating and Corporate Governance Committee will consider a nomination as it deems appropriate in its discretion. However, a nomination that does not comply with requirements discussed above may not be considered. Any nominations should be addressed to Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

Policies and Procedures Regarding Related Party Transactions

Under our written policies and procedures regarding related party transactions, the Nominating and Corporate Governance Committee must approve all related party transactions between us or one of our subsidiaries and a director, executive officer or immediate family member of a director or executive officer that would be required to be disclosed in our proxy statements. The policy also authorizes the Chair of the committee to approve, or reject, proposed related party transactions subject to ratification by the full committee at its next regularly scheduled meeting.

Executive Sessions

Executive sessions of our non-employee directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant. Our independent directors annually elect a Lead Independent Director to chair these executive sessions. Nicholas J. St. George currently serves as the Lead Independent Director.

Communications

All interested parties who wish to communicate with our Board of Directors, the Lead Independent Director or our non-employee directors as a group may do so by addressing their written correspondence to the director or directors, c/o Corporate Secretary, Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202. Our Corporate Secretary will forward all correspondence received from stockholders or other interested parties to the director or directors to whom it is addressed.

The Audit Committee has developed procedures for receiving and handling complaints or concerns about our financial statements, internal controls or other financial or accounting matters. Any such complaints or concerns should be sent by mail to the Chairman of the Audit Committee, c/o Legg Mason, Inc., 100 Light Street, Baltimore, Maryland 21202.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the ownership of Legg Mason common stock as of May 23, 2008 by each of our directors, each executive officer named in the Summary Compensation Table, all of our executive officers and directors as a group, and each person who, to the best of our knowledge, beneficially owned more than five percent of the outstanding common stock.

NAME OF OWNER	COMMON STOCK BENEFICIALLY OWNED(1)(2)		PERCENT OF OUTSTANDING COMMON STOCK(2)(3)
Dodge & Cox	7,182,550	(4)	5.16%
Raymond A. Mason	2,901,379	(5)	2.08%
Mark R. Fetting	221,746	(6)	*
F. Barry Bilson	208,359	(7)	*
Mike Abbaei	197,536	(8)	*
Peter L. Bain	186,040	(9)	*
James E. Ukrop	180,544	(10)	*
John E. Koerner III	120,165	(11)	*
Charles J. Daley, Jr.	123,046	(12)	*
Edward I. O’Brien	107,963		*
Harold L. Adams	98,204		*
Nicholas J. St. George	84,250	(13)	*
Kurt L. Schmoke	40,080	(14)	*
Roger W. Schipke	28,750	(15)	*
Dennis R. Beresford	28,500	(16)	*
Margaret Milner Richardson	22,080	(17)	*
Cheryl Gordon Krongard	7,984		*
W. Allen Reed	3,806		*
Scott C. Nuttall	1,802		*
Robert E. Angelica	1,532		*
All executive officers and directors as a group (20 persons)	4,565,277		3.25%

*	Less than 1%.

(1)	Except as otherwise indicated and except for shares held by members of an individual’s family or in trust, all shares are held with sole dispositive and voting power.

(2)	Includes, for the individuals listed below, the following number of shares subject to options exercisable within 60 days from May 23, 2008:

Option Holder	Number of Shares
Mr. Mason	428,881
Mr. Fetting	167,252
Mr. Bilson	42,200
Mr. Abbaei	94,380
Mr. Bain	147,412
Mr. Ukrop	65,827
Mr. Koerner	56,827
Mr. Daley	96,062
Mr. O’Brien	65,827
Mr. Adams	47,827
Mr. St. George	40,500
Mr. Schmoke	38,827
Mr. Beresford	22,500
Ms. Richardson	20,827
Ms. Krongard	6,744
All executive officers and directors as a group (20 persons)	1,341,893

(3)	For purposes of determining percentages of outstanding common stock, exchangeable shares are not included because none are beneficially owned by any director or executive officer or, to our knowledge, Dodge & Cox.
(4)

Represents shares held by Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104 in its capacity as investment advisor. 7,182,550 of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power. 6,812,200 of the shares are held with sole voting power and 13,900 of the shares are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by Dodge & Cox reporting ownership as of December 31, 2007. The percentages are based on the total number of outstanding shares of common stock as of May 23, 2008.

(5)	Does not include the following shares of common stock as to which Mr. Mason disclaims beneficial ownership (i) 18,075 shares owned by Mr. Mason’s wife, (ii) 1,800 shares owned by Mr. Mason’s adult stepsons, (iii) 1,200 shares held in trusts for Mr. Mason’s adult stepsons and (iv) 150 shares held in a custodian account, by Mr. Mason’s wife, for Mr. Mason’s daughter. Includes 300 shares that are held in trusts for Mr. Mason’s adult children. Also includes 323,169 shares held in a grantor retained annuity trust.
(6)	Includes 20,129 shares of restricted stock as to which Mr. Fetting has voting power, but which are subject to transfer restrictions. Does not include performance shares granted in January 2008 which are payable upon vesting in 100,000 shares of common stock.
(7)	Includes 4,644 shares of restricted stock as to which Mr. Bilson has voting power, but which are subject to transfer restrictions.
(8)	Includes 20,343 shares of restricted stock as to which Mr. Abbaei has voting power, but which are subject to transfer restrictions. Also includes 869 shares held in Uniform Transfers to Minors Act accounts for Mr. Abbaei’s children and 81,374 shares of common stock held in margin accounts.
(9)	Includes 13,934 shares of restricted stock as to which Mr. Bain has voting power, but which are subject to transfer restrictions. Does not include performance shares granted in January 2008 which are payable upon vesting in 20,000 shares of common stock.

(10)	Includes Restricted Stock Units which are payable in 1,253 shares of common stock within 60 days of the date on which Mr. Ukrop ceases to be a director. Also includes 5,300 shares subject to a stock pledge agreement.
(11)	Includes Restricted Stock Units which are payable in 1,253 shares of common stock within 60 days of the date on which Mr. Koerner ceases to be a director. Also includes 3,600 shares owned by Mr. Koerner’s children.
(12)	Includes 6,121 shares of restricted stock as to which Mr. Daley has voting power, but which are subject to transfer restrictions. Also includes 20,510 shares of common stock held in margin accounts.
(13)	Includes Restricted Stock Units which are payable in 3,750 shares of common stock within 60 days of the date on which Mr. St. George ceases to be a director.
(14)	Includes Restricted Stock Units which are payable in 1,253 shares of common stock within 60 days of the date on which Mr. Schmoke ceases to be a director.
(15)	Includes 25,000 shares of common stock that are held in trust of which Mr. Schipke is trustee. Also includes Restricted Stock Units which are payable in 3,750 shares of common stock within 60 days of the date on which Mr. Schipke ceases to be a director.
(16)	Includes Restricted Stock Units which are payable in 3,750 shares of common stock within 60 days of the date on which Mr. Beresford ceases to be a director.
(17)	Includes Restricted Stock Units which are payable in 1,253 shares of common stock within 60 days of the date on which Ms. Richardson ceases to be a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation programs for our executive officers, including those who are named in the compensation tables of our proxy statements (we refer to these individuals as the “named executive officers”), are designed to attract, motivate and retain the management talent we need to maintain and strengthen our position in the asset management business and to achieve our business objectives. Many of our business objectives tend to be long-term, requiring significant periods of time to accomplish, which increases our need for a stable and talented management team. In addition, the ability to engage the services of talented employees is critical to succeeding in the asset management industry. In order to achieve our business goals, including growing our business, we must attract and retain top employees, including executive officers.

We are engaged in a very competitive business. Due to the nature of the industry, asset management personnel and management have significant career mobility and, as a result, the competition for experienced and talented employees in the industry is great. The existence of this competition underlies the design and implementation of all of our compensation programs, including those for executive officers.

Compensation Philosophy and Principles

In designing and implementing our compensation programs for named executive officers, we are guided by three basic principles.

Link Compensation to Performance

We believe that compensation levels should reflect performance—both the personal performance of the recipient and the performance of the company as a whole. In support of this principle, we emphasize incentive compensation that is variable in nature and the amount of which is determined after the end of each fiscal year. This approach helps link compensation levels to performance by making a significant portion of each executive officer’s compensation in any given year variable, and thus subject to reduction or increase based on corporate and individual performance during the year. We also believe that compensation levels for specific individuals should generally increase as the individuals take on more responsibility within Legg Mason.

Maintain Competitive Compensation Levels

We seek to offer compensation programs and levels of compensation that are competitive with those offered by comparable companies in our industry in order to attract, retain and motivate our executive officers. Our compensation must be competitive in order to engage new and retain current employees. To support this principle, the Compensation Committee of our Board of Directors (the “Committee”) annually reviews compensation survey data to assess the competitiveness of our compensation programs for named executive officers. The Committee uses this data as one factor in determining the appropriate levels of compensation to award to our executive officers.

Support Retention and Align Interests with Stockholders

In designing and implementing our compensation programs for named executive officers, we seek to implement programs that will encourage them to remain employed with us and to increase stockholder value. Providing competitive levels of compensation is one way to promote this principle. Another way to promote this principle is through annual grants of long-term equity awards. Our named executive officer compensation programs typically involve two types of equity awards: restricted stock and stock options. Each long-term equity award vests over a three to five year period and, subject to a few exceptions, is subject to forfeiture if the recipient terminates his or her employment prior to vesting. Since the recipient will forfeit unvested equity awards if he or she terminates his or her employment, the costs to the employee of doing so are increased, thus creating a disincentive to become employed elsewhere. In addition, the long-term equity awards increase in value as our stock price increases in value, and provide the named executive officer with an opportunity to build up a significant investment in Legg Mason common stock. Thus, the equity awards help align the interests of the named executive officer recipients with those of our other stockholders.

Components of Compensation Program

Base Salary

Base salaries provide our named executive officers with a monthly income that is set at the beginning of a fiscal year and generally does not decline from year to year. The non-variable nature of base salaries provides named executive officers with a reliable minimum amount of compensation. We believe that competitive base salaries are important in attracting and retaining talented executives, and in fostering a career orientation among them. Consistent with practices generally applied in the asset management industry, the Committee usually sets base salaries for named executive officers at levels that should constitute a relatively low percentage of their total compensation. This approach is consistent with the principle of linking compensation to performance since it results in most of an executive’s compensation being paid through more variable incentive awards.

The Committee reviews the base salaries of our named executive officers annually. In setting or reviewing the base salary of a named executive officer, the Compensation Committee will typically consider:

•	the responsibilities, performance and experience of the executive officer;

•	base salaries of comparable officers at peer asset management firms; and

•	the recommendations of our Chief Executive Officer (“CEO”) (for all named executive officers other than the CEO).

In considering base salary levels, the Committee does not utilize any specific weighting of these factors. While the Committee conducts annual reviews of base salary amounts, in some years it may elect not to increase a named executive officer’s base salary. This is usually done to limit base salary increases and honor the philosophy that a majority of annual compensation should come from incentive awards.

Incentive Compensation

In addition to base salaries, we provide executive officers with annual incentive compensation awards that are typically paid as cash bonuses and grants of restricted stock. These awards are made after the end of each fiscal year and are based in part on our overall financial performance, and the responsibilities, individual performance and contribution to our business of the recipient, during the fiscal year. Because incentive compensation awards are generally tied to performance, they will usually constitute the largest portion of annual compensation paid to executive officers.

The Committee grants most incentive compensation awards under our Executive Incentive Compensation Plan. This plan provides for an executive bonus pool in an amount up to 10% of our income (before the bonuses are deducted). The bonus pool for fiscal year 2008 was set at 10% of our pre-tax/pre-bonus income. Because the pool amount is based on income, the total size of the pool varies with our financial performance. During the first quarter of each fiscal year, the Committee selects the plan participants for that year. The Committee usually selects our CEO, our Chief Financial Officer and several other key executive officers. At the same time, the Committee also allocates maximum percentages of the total award pool to each participant. Each participant’s incentive award under the plan may not exceed the maximum percentage of the pool previously allocated to him or her. In establishing maximum percentages of the pool, the Committee usually considers the executive’s level of responsibility, initiative, business judgment and management skills, and the Committee’s judgment as to the incentive award the executive is likely to receive for that fiscal year given certain performance expectations.

After the end of each fiscal year, the Committee approves actual incentive awards from the pool to each participating executive. Our non-employee directors must also approve the award to our CEO. The Committee’s fiscal year 2008 incentive award decisions for our named executive officers are discussed below under the heading “Compensation Decisions for Fiscal Year 2008.” The Committee often approves awards to participants that are less than the maximum percentages of the pool allocated to the participants. For example, the awards to the six named executive officers for fiscal year 2008 equaled 30% of the total incentive pool under the plan (or 3% of our net income before taxes and the bonuses), which is considerably less than the 100% of the pool that they would have received had their incentive awards equaled their maximum percentages of the pool. Awards granted under the plan are made in the form of cash bonuses and, in many cases, grants of restricted stock. The restricted stock portion of these awards is discussed below under “Long-Term Incentive Awards.”

The Committee will occasionally award a discretionary incentive bonus to a named executive officer that is not made under the plan. The Committee awards these bonuses when the recipient was not named as a participant in the plan at the beginning of the fiscal year or when the Committee determines that the recipient should receive an incentive award that is larger than the maximum percentage of the pool allocated to him or her. When granted, these bonuses are usually paid in a combination of cash and restricted stock. The Committee did not award any of these bonuses for fiscal year 2008.

Long-Term Incentive Awards

Long-term incentive awards are intended to encourage retention of key employees and to reinforce the importance of building long-term value for our stockholders. Although our equity incentive plan provides the flexibility to issue many different types of long-term incentive awards, the Committee typically issues only stock options and restricted stock to our named executive officers. However, during fiscal year 2008, the Committee also issued performance shares to two named executive officers. All long-term incentive awards issued in fiscal year 2008 were issued under our stockholder-approved Legg Mason, Inc. 1996 Equity Incentive Plan.

Stock Options

Stock options are rights to purchase a specified number of shares of Legg Mason common stock at a pre-determined price. Because the exercise price of an option (the price for which the underlying shares may be purchased) is fixed, an option becomes more valuable as the price of our common stock increases. Therefore, stock option grants are intended to focus management’s attention on long-term growth in stockholder value and stock price appreciation. Stock options are also a valuable retention tool because our option grants usually become exercisable (vest) over a period of time and, with a few limited exceptions, unvested options are forfeited if the recipient’s employment with us terminates. The options granted to our named executive officers in fiscal 2008:

•	expire in eight years;

•	have an exercise price equal to the average of the high and low trading prices of our common stock on the grant date; and

•	vest in 20% increments in each of the five years after the grant date.

The Committee granted stock options for fiscal year 2008 to our named executive officers at the Committee’s regular quarterly meeting on July 18, 2007, at the same time it granted options to other senior employees. The July Committee meeting was chosen as the day to grant stock options because, with the exception of the two prior fiscal years, Legg Mason has historically granted stock options on the day of the July Committee meeting. We do not have any program, plan or practice to time option grants with the release of material non-public information. Because we grant options on the Committee meeting day, the company may or may not be in possession of material non-public information when options are granted. If the company is in possession of material non-public information when options are granted, the Committee does not take the information into consideration in determining option award amounts.

Restricted Stock

Restricted stock are shares of our common stock that may not be transferred, and are subject to forfeiture, over a specified period. The Committee grants our named executive officers shares of restricted stock as part of their annual incentive awards under the Executive Incentive Compensation Plan. We believe this is more stockholder-friendly than paying entire incentive awards in cash. The shares of restricted stock granted to our named executive officers for fiscal year 2008 may not be transferred, and, subject to a few exceptions, will be forfeited if the recipient’s employment with us ends before the shares have vested. Restricted shares vest in one-third increments at the end of each of the three years after the grant date. Because of the risk of forfeiture if the recipient’s employment ends before the shares have vested, restricted stock grants serve as a valuable retention tool.

Performance Shares

A performance share is a right to receive one share of our common stock when the performance share vests. The performance shares have an eight year term and vest annually in 20% increments commencing in January 2009 if the recipient remains employed by the company through the vesting date and upon the company’s stock achieving certain target market prices from $77.97 to $114.15. Vesting is accelerated in certain circumstances, and if the recipient’s employment is terminated by the company without cause or by the recipient for good reason, the recipient may receive 80% of the total underlying shares if the target stock prices are reached within three years of the termination date. Performance shares are effectively similar to restricted stock, except that performance shares contain a stock price performance vesting trigger. In January 2008, the Committee granted performance shares to Mark Fetting and Peter Bain.

Other Compensation

Our named executive officers are eligible to participate, on an elective basis, in three other compensation plans. Two of these plans, our Profit Sharing and 401(k) Plan and our Employee Stock Purchase Plan, are generally available to all employees1. Under the Profit Sharing and 401(k) Plan, employees may set aside a portion of their compensation for retirement on a pre-tax basis. The company matches up to $5,000 in amounts contributed to the plan each year for each employee. The company also makes annual profit sharing contributions to employee accounts under the plan based on a percentage of the recipient’s annual income that is determined by the company each year. During the fiscal year ended March 31, 2008, each named executive officer received $21,000 under the Profit Sharing and 401(k) Plan in matching dollars and profit sharing contributions. Our Employee Stock Purchase Plan allows U.S.-based employees, including named executive officers, to elect to apply up to 10% of their income, to an annual maximum of $22,700, to purchase shares of our common stock. The company contributes to the plan an amount equal to 10% of the contributions of each employee, which are used to purchase common stock for the employee. During fiscal year 2008, Messrs. Abbaei and Daley participated in our Employee Stock Purchase Plan.

Our phantom stock plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including named executive officers, based on responsibilities and compensation levels. Under the terms of the plan, participants may elect to defer up to $60,000 in annual compensation on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of our common stock at a price equal to 90% of the market price on the deemed

[1]

Certain of our asset management subsidiaries operate their own benefit plans, which are offered to their employees in lieu of offering the corporate plans, or have elected to not participate in the Profit Sharing and 401(k) Plan or the Employee Stock Purchase Plan.

investment date. Dividends paid on our common stock are credited to the “phantom” stock at 95% of the market price on the dividend payment date. Amounts deferred under this plan are distributed to the participant in shares of our common stock after the participant’s employment with Legg Mason has terminated. During fiscal year 2008, Messrs. Mason, Abbaei and Bain were the named executive officers who actively participated in this plan.

Implementation of Named Executive Officer Compensation Programs

Role of Compensation Committee and Non-Employee Directors

The Committee is responsible for overseeing and implementing our named executive officer compensation programs. The Committee’s roles include:

•	determining the short- and long-term incentive compensation of our CEO;

•	establishing and approving compensation plans for named executive officers based on the recommendations of the CEO and senior management;

•	annually reviewing and, where appropriate, adjusting the base salaries of our named executive officers; and

•	approving the short- and long-term incentive compensation of named executive officers.

Our non-employee directors must approve the Committee’s determinations regarding CEO compensation.

Role of Management

Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our named executive officer compensation programs. Management’s role includes recommending compensation plans and programs to the Committee, implementing the Committee’s decisions regarding the plans and programs and assisting and supporting the Committee in carrying out its duties. Our CEO also provides information as to the individual performance of the other named executive officers and makes annual recommendations to the Committee of appropriate compensation levels for all other named executive officers.

Role of Compensation Consultant

The Committee’s charter gives it the authority to retain compensation consultants and other advisors to assist it in performing its duties. For fiscal 2008, the Committee retained McLagan Partners, Inc., a firm that specializes in the financial services sector and provides market compensation data and trends of relevant competitors. As directed by the Committee, McLagan participates in Committee meetings, provides counsel on compensation-related issues and, in particular, provides advice with respect to annual base salaries and incentive compensation awards for our named executive officers. McLagan also assists the Committee by providing comparative market data on compensation practices and programs based on an analysis of competitors and provides guidance on industry trends and best practices.

In assisting the Committee, McLagan has assembled a list of relevant public and private competitor firms to use in comparing compensation programs. McLagan maintains the confidentiality of the pay practices and pay information of each individual competitor within the group by providing us with unattributed information about the group as a whole. The companies on the list are AllianceBernstein, Barclays Global Investors, Blackrock Financial Management, BNY Mellon, The Capital Group Companies, Deutsche Asset Management, Eaton Vance Management, Federated Investors, Fidelity Investments, Franklin Templeton Investments, Invesco Ltd., Janus Capital Group, JP Morgan Asset Management, MFS Investment Management, Morgan Stanley Investment Management, Neuberger Berman, Nuveen Investments, PIMCO Advisors, Putnam Investments, State Street Global Advisors, T. Rowe Price Associates, UBS Global Asset Management and The Vanguard Group. The Committee and McLagan use this group of relevant competitors to (1) compare our compensation programs with those of our competitors and (2) compare the compensation levels of our named executive officers to the compensation levels of comparable officers of companies in the group.

Tax Deductibility of Annual Compensation

Section 162(m) of the Internal Revenue Code limits tax deductions for certain annual compensation in excess of $1,000,000 paid to individuals required to be named in the summary compensation tables of public company proxy statements. An exception to this limitation is for compensation based on the attainment of objective performance exceptions that have, among other things, been approved by stockholders. Our Executive Incentive Compensation Plan is designed to qualify for this exception and permit the full deductibility of compensation awarded under the plan, including restricted stock awards. Another exception to this deductibility limit covers stock options.

The Committee intends to continue to pursue compensation programs that are designed to be fully deductible under the provisions of Section 162(m). However, when circumstances warrant, the Committee may award a discretionary bonus or other award to a named executive officer that is not fully deductible under Section 162(m) because the Committee believes it is important to balance the effectiveness of executive compensation plans with the materiality of potentially reduced tax deductions. The Committee awarded no such bonuses or other awards for fiscal 2008.

Compensation Decisions for Fiscal Year 2008

Chief Executive Officer

In January 2008, our Board of Directors completed its search for a successor CEO and elected Mark Fetting as CEO and President. Mr. Fetting was serving as Senior Executive Vice President and was responsible for overseeing our Managed Investments division. Raymond Mason served as CEO during fiscal year 2008 prior to that election. Effective as of the election date, Mr. Mason became non-executive Chairman of the company. Since both Mr. Mason and Mr. Fetting served as CEO for a portion of the fiscal year, the compensation decisions for both individuals are discussed in this section.

In April 2007, the Committee established, and, for Mr. Mason’s salary, our non-employee directors approved, a fiscal year 2008 base salary of $500,000 for Mr. Mason and $300,000 for Mr. Fetting. These are the same base salaries that these individuals received in fiscal year 2007. In considering these base salaries, the Committee considered the factors discussed above under “Components of Compensation Program—Base Salary.” At the time of this decision, the Board’s search for a successor CEO had just begun, and Mr. Fetting’s salary was based on his position as Senior Executive Vice President. The Committee elected not to adjust either base salary for fiscal year 2008 because it decided that the prior year’s salary amounts were consistent with the Committee’s objectives in establishing base salaries.

In January 2008, the Committee reconsidered Mr. Fetting’s base salary when he was elected CEO. In light of the increase in Mr. Fetting’s role and responsibilities, the Committee awarded, and our non-employee directors approved, an immediate increase in Mr. Fetting’s base salary to $500,000 per year.

In June 2007, the Committee decided that Messrs. Mason and Fetting would be awarded no more than 32% and 21%, respectively, of the bonus pool under our Executive Incentive Compensation Plan for fiscal year 2008. In establishing these percentages, the Committee expected that the actual incentive awards to these individuals for the fiscal year would be less than these maximum percentages.

In April 2008, the Committee determined annual incentive awards for fiscal year 2008 for Messrs. Mason and Fetting. In considering these awards, the Committee considered measures of Legg Mason’s performance in fiscal year 2008, including:

•	Legg Mason’s revenues for fiscal year 2008 were 6.7% higher than for fiscal year 2007;

•

Legg Mason’s pre-tax income and earnings per share for fiscal year 2008 were 57% and 58% lower than for fiscal year 2007, and, if adjusted to remove losses resulting from providing support to liquidity funds and an impairment charge, Legg Mason’s pre-tax income and earnings per share for fiscal year 2008 would have been 6% and 5% higher than for fiscal year 2007; and

•	The trading price of Legg Mason common stock had fallen approximately 41% from April 1, 2007 to March 31, 2008.

The Committee also took into account subjective measures of Mr. Mason’s and Mr. Fetting’s responsibilities and performance during fiscal year 2008. For Mr. Mason, these subjective measures included:

•

Mr. Mason was responsible for the day-to-day operations of Legg Mason during most of the fiscal year as the company’s previous President and Chief Operating Officer resigned those positions in April 2007;

•	Mr. Mason’s assistance to the Board of Directors in selecting a successor CEO and to the Board and Mr. Fetting during the transition; and

•

Mr. Mason’s leadership of Legg Mason’s management team as CEO included responding to substantial market turmoil, particularly in the fixed income markets, and a pending chief executive officer transition.

For Mr. Fetting, these subjective measures included:

•	Mr. Fetting was responsible for the day-to-day operations of Legg Mason during the last two months of the fiscal year;

•	Mr. Fetting’s efforts in leading the company’s Managed Investments division prior to his election as Chief Executive Officer; and

•

Mr. Fetting’s leadership role in responding during the fiscal year to issues in the markets for securities issued by structured investment vehicles, which led to the company providing substantial support to liquidity funds its subsidiaries manage.

In addition, the Committee considered advice from McLagan as to compensation levels of chief executive officers of relevant competitor asset management firms and the reasonableness of the amount of the awards the Committee was considering granting these individuals. Taking these factors into account, the Committee established incentive awards of $2 million in cash for Mr. Mason and $2.83 million for Mr. Fetting (32% of which was paid in shares of restricted stock and the remainder in cash). Our non-employee directors approved both of these awards.

The $2 million incentive award to Mr. Mason constitutes 4% of the total incentive pool under our Executive Incentive Compensation Plan, significantly less than the 32% maximum allocated at the beginning of the fiscal year. The incentive award is also less than Mr. Mason’s $6 million incentive award for fiscal year 2007. The Committee felt that this reduction was appropriate after taking into account the factors discussed above, particularly the transition of Mr. Mason’s duties as CEO and Legg Mason’s operating results and stock trading prices for the fiscal year.

The $2.83 million incentive award to Mr. Fetting constitutes 6% of the total incentive pool under our Executive Incentive Compensation Plan, significantly less than the 21% maximum allocated at the beginning of the fiscal year. The incentive award is also less than Mr. Fetting’s $3.8 million incentive award for fiscal year 2007. Despite the fact that Mr. Fetting’s responsibilities increased dramatically during the fiscal year and that the Committee viewed his individual performance during the year as strong, the Committee felt that this reduction was appropriate and consistent with its principle of linking pay to performance after taking into account the factors discussed above, particularly Legg Mason’s operating results and stock trading prices for the fiscal year.

The Committee decided to not issue any long-term incentive awards to Mr. Mason in fiscal year 2008. In reaching this decision, the Committee took into account, among other things, (1) significant stock options awarded to Mr. Mason in prior years that are not yet exercisable and are subject to forfeiture if he terminates his employment, thus providing a strong retention incentive and helping align Mr. Mason’s interests with those of our stockholders, (2) Mr. Mason’s significant personal holdings in our common stock and (3) the transition of Mr. Mason’s role with the company during the fiscal year.

In addition to the shares of restricted stock issued as part of Mr. Fetting’s annual incentive award, the Committee also awarded Mr. Fetting in July 2007 options to purchase 45,000 shares of common stock. The Committee made these awards based on Mr. Mason’s recommendations after taking into consideration:

•	the responsibilities of Mr. Fetting in his role as Senior Executive Vice President and head of our Managed Investments division at the time the options were granted;

•	the number of unvested options held by Mr. Fetting; and

•	Mr. Fetting’s individual performance.

In addition, in January 2008, in connection with Mr. Fetting being elected as CEO and President, the Committee awarded Mr. Fetting 100,000 performance shares that vest over a five year period subject to our common stock closing at specified prices. Our non-employee directors approved this award. The Committee made this award in recognition of Mr. Fetting’s increased role and responsibilities at the company and of the fact that the option award made to him in July had been based on his previous role at the company and was deemed to be insufficient for a CEO.

Other Named Executive Officers

In April 2007, the Committee approved fiscal year 2008 base salaries of $300,000 for Mr. Bain and $250,000 for Messrs. Abbaei, Bilson and Daley. In approving these base salaries, the Committee considered the factors discussed above under “Components of Compensation Program—Base Salary,” including the recommendations of Mr. Mason. The Committee elected not to adjust the base salaries of any of the named executive officers from their fiscal year 2007 base salaries because it felt that base salaries at this level were consistent with the Committee’s objectives in establishing base salaries.

In January 2008, the Committee reconsidered Mr. Bain’s salary and increased it to $350,000 per year. This increase was made to reflect Mr. Bain’s importance to the organization as a senior executive officer.

In June 2007, the Committee established that Messrs. Abbaei, Bain, Bilson and Daley would be awarded no more than 14%, 14%, 8% and 11%, respectively, of the bonus pool under our Executive Incentive Compensation Plan for fiscal year 2008. In establishing these maximum percentages, the Committee considered that its practice in recent years has been to grant named executive officers incentive awards that are a smaller percentage of the total pool than the maximum allocated to the officers at the beginning of the fiscal year.

In April 2008, the Committee approved the annual incentive awards for the other named executive officers. In approving these awards, the Committee considered the recommendations of Mr. Fetting, the Legg Mason performance measures that it considered in establishing CEO compensation, the historical incentive awards of each executive officer and subjective factors about each executive officer including:

•	the responsibilities of the officer;

•	Mr. Fetting’s views as to the individual performance by the named executive officer during the fiscal year; and

•	Mr. Fetting’s views of the initiative, business judgment and management skills of the named executive officer.

The Committee also considered advice from McLagan as to compensation levels at relevant competitor asset management firms and the reasonableness of the award that the Committee was considering approving for each officer. Taking these factors into account, the Committee approved incentive awards of $4.1 million, $2.8 million, $0.9 million and $1.2 million for Messrs. Abbaei, Bain, Bilson and Daley, respectively. Each incentive award was made primarily in cash and approximately 22% (27% in the case of Mr. Abbaei’s award) in shares of restricted stock. Each of these awards was significantly less than the maximum portion of the bonus pool allocated to the officer.

The incentive awards to Messrs. Bain, Bilson and Daley represented a reduction from the incentive awards made to these individuals for fiscal year 2007. The Committee believes that these reductions are appropriate based on the corporate performance measures discussed above and the principle of linking pay to performance underlying the company’s compensation philosophy, despite the fact that the responsibilities of none of the officers was reduced during the fiscal year and that Mr. Fetting indicated that the individual performance of each of the named executive officers during the fiscal year was strong. The award to Mr. Abbaei was based on the same factors, but also reflects an oral retention arrangement reached early in the fiscal year and his role in leading a number of internal technology and operations reorganizations during the last two fiscal years.

In addition to the shares of restricted stock issued as part of the named executive officers’ annual incentive awards, the Committee also awarded during fiscal year 2008 options to purchase 30,000, 35,000, 10,000 and 30,000 shares of common stock to Messrs. Abbaei, Bain, Bilson and Daley, respectively. The Committee made these awards in July 2007 based on Mr. Mason’s recommendations after taking into consideration:

•	the levels of responsibility of the named executive officers, each of whom is a senior officer;

•	the number of unvested options held by each named executive officer; and

•	the individual performance of each of the named executive officers.

In addition, in January 2008, the Committee awarded 20,000 performance shares to Mr. Bain. This award was made to reflect Mr. Bain’s importance to the organization as a senior executive officer.

Summary Compensation Table

The following table summarizes the total compensation during the fiscal year ended March 31, 2008 of our Chief Executive Officer, our Chairman (who served as Chief Executive Officer during a portion of the year), our Chief Financial Officer and each of our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary		Bonus(1)(2)	Stock Awards(3)		Option Awards(4)	All Other Compensation(5)		Total
Mark R. Fetting	2008	$333,333		$1,925,000	$936,422		$1,478,513	$30,431		$4,703,699
President and Chief Executive Officer	2007	300,000		3,218,750	340,532	(6)	1,143,153	31,698		5,034,133
Raymond A. Mason	2008	500,000	(7)	2,000,000	106,832		5,425,363	96,145	(8)	8,128,340
Chairman of the Board	2007	500,000	(7)	6,000,000	1,281,979	(6)	5,791,920	47,611		13,621,510
Charles J. Daley, Jr.	2008	250,000		960,000	154,340		905,176	24,584		2,294,100
Senior Vice President, Chief	2007	250,000		1,101,562	109,940	(6)	695,495	27,398		2,184,395
Financial Officer and Treasurer
Mike Abbaei	2008	250,000	(7)	3,000,000	241,955		768,910	35,490		4,296,355
Executive Vice President
Peter L. Bain	2008	308,333	(7)	2,160,000	472,950		1,121,957	35,733		4,098,973
Senior Executive Vice President	2007	300,000	(7)	2,538,750	286,068	(6)	883,137	37,547		4,045,502
F. Barry Bilson	2008	250,000		720,000	125,070		314,558	23,874		1,433,502
Senior Vice President

(1)	Our Executive Incentive Compensation Plan provides for an executive bonus pool for each fiscal year in an amount up to 10% of our pre-tax income for the fiscal year (before deducting the bonuses under the plan). The Compensation Committee selects participants in the pool, approves the total amount received for bonuses and approves the allocation of incentive bonuses among our executive officers, subject, in the case of chief executive officer compensation, to the approval of our non-employee directors. Amounts awarded under this plan are paid in cash and, in some cases, shares of restricted stock.
(2)	Does not include $907,500, $264,000, $1,100,000, $594,000 and $198,000 awarded under the Executive Incentive Compensation Plan for fiscal year 2008 and paid in shares of restricted stock to Messrs. Fetting, Daley, Abbaei, Bain and Bilson, respectively, on May 16, 2008. These awards are included in the Grants of Plan-Based Awards Table below.
(3)

Represents restricted stock and performance share award dollar amounts recognized for financial statement reporting purposes in fiscal year 2008 in accordance with applicable accounting requirements. The restricted stock awards included in this table were awarded for fiscal years 2005, 2006 or 2007 and the performance share awards included in this table were awarded in January 2008. No executive officer named in the table forfeited any restricted stock awards during fiscal year 2008. Performance share awards are valued for purposes of this table using the Monte-Carlo Simulation option pricing model. See footnote 6 to the Grants of Plan-Based Awards Table below for the assumptions used in this valuation.

(4)	Represents the stock option award dollar amounts recognized for financial statement reporting purposes in fiscal year 2008 in accordance with applicable accounting requirements. The stock option awards included in this table were awarded in fiscal years 2003, 2004, 2005, 2006, 2007 or 2008. No executive officer named in the table forfeited any stock option awards during fiscal year 2008. Stock option awards are valued for purposes of this table using the Black-Scholes option pricing model or, for market based performance grants, the Monte-Carlo Simulation option pricing model. See the “Summary of Significant Accounting Policies” footnote or the “Stock-Based Compensation” footnote to our financial statements included in our Annual Report on Form 10-K for the fiscal year in which the award was made for a discussion of the assumptions used in estimating the value of each award.
(5)	Includes, for fiscal year 2008, $21,000 contributed by Legg Mason for each executive officer pursuant to our Profit Sharing and 401(k) Plan and Trust, Legg Mason’s matching contributions under the Employee Stock Purchase Plan to Messrs. Daley and Abbaei, discount amounts credited to Messrs. Fetting, Mason, Abbaei, Bain and Bilson under our Deferred Compensation/Phantom Stock Plan, dividends paid on unvested shares of restricted stock, and Basic Life and Accidental Death and Dismemberment insurance premiums paid by Legg Mason.
(6)	Amounts included in the 2007 Proxy Statement have been reduced to correct an over-statement.
(7)	Includes $60,000 in cash compensation with respect to which each of Messrs. Mason, Abbaei and Bain elected to defer receipt under our Deferred Compensation/Phantom Stock Plan. See the Non-Qualified Deferred Compensation Table below.
(8)	Includes $61,629 for security services provided to Mr. Mason.

Grants of Plan-Based Awards

The following table provides information concerning each plan-based award granted for the fiscal year ended March 31, 2008 to our named executive officers.

	Grant Date	Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Close Price	Full Grant Date Fair Value(5)
Name			Target (#)	Maximum (#)
Mark R. Fetting	07/18/2007	07/18/2007				45,000	$100.77	$100.24	$1,884,654	(6)
	01/28/2008	01/28/2008	100,000	100,000			—	72.05	5,907,000	(7)
	05/16/2008	04/28/2008			14,673		—	56.61	907,500	(8)

Raymond A. Mason	—	—			—	—	—	—	—

Charles J. Daley, Jr.	07/18/2007	07/18/2007				30,000	100.77	100.24	1,256,436	(6)
	05/16/2008	04/28/2008			4,268		—	56.61	264,000	(8)

Mike Abbaei	07/18/2007	07/18/2007				30,000	100.77	100.24	1,256,436	(6)
	05/16/2008	04/28/2008			17,785		—	56.61	1,100,000	(8)

Peter L. Bain	07/18/2007	07/18/2007				35,000	100.77	100.24	$1,465,842	(6)
	01/28/2008	01/28/2008	20,000	20,000			—	72.05	1,181,400	(7)
	05/16/2008	04/28/2008			9,604		—	56.61	594,000	(8)

F. Barry Bilson	07/18/2007	07/18/2007				10,000	100.77	100.24	418,812	(6)
	05/16/2008	04/28/2008			3,201		—	56.61	198,000	(8)

(1)	All performance shares were awarded pursuant to our 1996 Equity Incentive Plan.
(2)	All shares of restricted stock were awarded as part of fiscal year 2008 incentive compensation pursuant to our Executive Incentive Compensation Plan and our 1996 Equity Incentive Plan. The

restricted stock vests ratably over three years commencing on April 30, 2009. Dividends are paid on shares of restricted stock at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our common stock.

(3)	All stock options were awarded pursuant to our 1996 Equity Incentive Plan. The options vest and become exercisable ratably over five years commencing on July 23, 2008.
(4)	The exercise price equals the average of the high and low trading prices of our common stock on the New York Stock Exchange on the grant date.
(5)	The Full Grant Date Fair Value is the total amount that we will recognize as an expense over the award’s vesting period under applicable accounting requirements. A pro rata portion of this amount will be included in our Summary Compensation Table each year during the award’s vesting period.
(6)	For stock options, we calculate the grant date fair value using the Black-Scholes option pricing model value on the grant date. The following assumptions were made for purposes of this calculation: an expected term of 7.44 years, a dividend yield of 0.81%, a stock price volatility of 31.60% and a risk free interest rate of 5.05%. The actual value realized, if any, on stock option exercises will be dependent on overall market conditions, our future performance and the future prices of our common stock. There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.
(7)	For performance shares, we calculate the grant date fair value using the Monte-Carlo Simulation option pricing model. The following assumptions were made for purposes of this calculation: a stock price volatility of 36.02%, a risk free interest rate of 3.30% and a dividend yield of 1.33%.
(8)	For restricted stock, we calculate the grant date fair value by multiplying the number of shares granted by the average high and low trading prices of our common stock on the New York Stock Exchange on the day the award was approved by the Compensation Committee.

Outstanding Equity Awards at March 31, 2008

The following table provides information as of March 31, 2008 about the outstanding equity awards held by our named executive officers.

		Option Awards(1)(2)					Stock Awards(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Mark R. Fetting	07/25/2000	37,500	—		$35.27	07/22/2008
	07/24/2001	37,501	—		32.69	07/22/2009
	07/23/2002	21,001	—		26.31	07/22/2010
	07/22/2003	8,400	2,100		46.39	07/22/2011
	07/20/2004	9,000	6,000		52.07	07/22/2012
	06/09/2005	4,000	6,000		85.76	07/22/2013
	10/17/2005	22,500	22,500	(4)	104.00	07/19/2013
	11/29/2005	6,000	9,000		122.91	07/22/2013
	11/29/2006	8,000	32,000		95.66	07/22/2014
	07/18/2007	—	45,000		100.77	07/22/2015
	05/16/2005						1,203	$67,344
	05/16/2006						3,152	176,449
	05/16/2007						5,821	325,860
	01/28/2008								100,000	(5)	$5,598,000

Raymond A. Mason	07/25/2000	120,000	—		$35.27	07/22/2008
	04/24/2001	3,210	—		31.09	07/22/2009
	07/23/2002	30,001	—		26.31	07/22/2010
	07/20/2004	15,000	10,001		52.07	07/22/2012
	07/19/2005	250,000	250,000	(6)	111.53	07/19/2013

		Option Awards(1)(2)					Stock Awards(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Charles J. Daley, Jr.	07/25/2000	15,000	—		$35.27	07/22/2008
	07/24/2001	18,001	—		32.69	07/22/2009
	07/23/2002	20,251	—		26.31	07/22/2010
	07/22/2003	6,600	1,650		46.39	07/22/2011
	07/20/2004	3,060	2,040		52.07	07/22/2012
	10/17/2005	15,000	15,000	(4)	104.00	07/19/2013
	11/29/2005	4,000	6,000		122.91	07/22/2013
	11/29/2006	5,000	20,000		95.66	07/22/2014
	07/18/2007	—	30,000		100.77	07/22/2015
	05/16/2005						362	$20,265
	05/16/2006						1,057	59,171
	05/16/2007						1,987	111,232

Mike Abbaei.	07/24/2001	30,000	—		$32.69	07/22/2009
	07/23/2002	17,250	—		26.31	07/22/2010
	07/22/2003	6,960	1,740		46.39	07/22/2011
	07/20/2004	3,180	2,120		52.07	07/22/2012
	10/17/2005	17,500	17,500	(4)	104.00	07/19/2013
	11/29/2005	4,000	6,000		122.91	07/22/2013
	11/29/2006	5,000	20,000		95.66	07/22/2014
	07/18/2007	—	30,000		100.77	07/22/2015
	05/16/2005						855	$47,863
	05/16/2006						1,478	82,738
	05/16/2007						2,729	152,769

Peter L. Bain	07/25/2000	34,160	—		$35.27	07/22/2008
	07/24/2001	37,501	—		32.69	07/22/2009
	07/23/2002	21,001	—		26.31	07/22/2010
	07/22/2003	8,400	2,100		46.39	07/22/2011
	07/20/2004	6,000	4,001		52.07	07/22/2012
	10/17/2005	17,500	17,500	(4)	104.00	07/19/2013
	11/29/2005	6,000	9,000		122.91	07/22/2013
	11/29/2006	6,000	24,000		95.66	07/22/2014
	07/18/2007	—	35,000		100.77	07/22/2015
	05/16/2005						1,063	$59,507
	05/16/2006						2,501	140,006
	05/16/2007						4,619	258,572
	01/28/2008								20,000	(5)	$1,119,600

F. Barry Bilson	07/25/2000	10,500	—		$35.27	07/22/2008
	07/24/2001	10,500	—		32.69	07/22/2009
	07/23/2002	6,000	—		26.31	07/22/2010
	07/22/2003	2,400	600		46.39	07/22/2011
	07/20/2004	1,200	800		52.07	07/22/2012
	10/17/2005	5,000	5,000	(4)	104.00	07/19/2013
	11/29/2005	2,000	3,000		122.91	07/22/2013
	11/29/2006	1,500	6,000		95.66	07/22/2014
	07/18/2007	—	10,000		100.77	07/22/2015
	05/16/2005						338	$18,921
	05/16/2006						834	46,687
	05/16/2007						1,540	86,209

(1)	Option grants made pursuant to our 1996 Equity Incentive Plan. The exercise price of each option is equal to the average of the high and low trading prices of our common stock on the New York Stock

Exchange on the grant date. Option holders may use previously owned shares to pay all or part of the exercise price.
(2)	Options awarded prior to 2003 are fully vested. In all cases, the Compensation Committee may accelerate the vesting of options. The vesting schedules for the option awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
07/22/03	20% vests each year for five years from date of grant	07/22/08
07/20/04	20% vests each year for five years from date of grant	07/23/08, 07/23/09
06/09/05	20% vests each year for five years from date of grant	07/23/08, 07/23/09, 07/23/10
07/19/05	25% vests each year for four years from date of grant	07/19/08, 07/19/09
10/17/05	25% vests each year for four years from date of grant	07/19/08, 07/19/09
11/29/05	20% vests each year for five years from date of grant	07/23/08, 07/23/09, 07/23/10
11/29/06	20% vests each year for five years from date of grant	07/23/08, 07/23/09, 07/23/10, 07/23/11
07/18/07	20% vests each year for five years from date of grant	07/23/08, 07/23/09, 07/23/10, 07/23/11, 07/23/12

(3)	The vesting schedules for restricted stock awards are as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
05/16/05	33 1/3% vests each year for three years from date of grant	04/30/08
05/16/06	33 1/3% vests each year for three years from date of grant	04/30/08, 04/30/09
05/16/07	33 1/3% vests each year for three years from date of grant	04/30/08, 04/30/09, 04/30/10

(4)	Represents special grants of options exercisable after vesting only if, within four years after the grant date, our common stock closes at or above $127.50 per share for 30 consecutive days. This stock price condition was met in the March 2006 quarter.
(5)	Represents a special grant of performance shares which vest in 20% increments on January 28, 2009, 2010, 2011, 2012 and 2013 (or later if the stock price trigger occurs after scheduled vesting) only if our common stock closes at or above the following prices for 30 consecutive trading days:

Vesting Date	Share Price Requirement
01/28/09	$77.97
01/28/10	85.76
01/28/11	94.34
01/28/12	103.78
01/28/13	114.15

(6)	Represents a special grant of options to purchase 500,000 shares of our common stock, exercisable after vesting only if, within four years after the grant date, our common stock closes at or above $127.50 per share for 30 consecutive days. This stock price condition was met in the March 2006 quarter. The options vest ratably over four years, subject to Mr. Mason’s continuous service as Chairman and CEO of Legg Mason for at least two years from the grant date and continuing to provide agreed upon services for an additional two years.

Option Exercises and Stock Vested Table

The following table provides information about exercises of stock options and vesting of restricted stock during fiscal year 2008 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting(2)
Mark R. Fetting	—	$—	3,855	$383,977
Raymond A. Mason	526,790	34,653,837	16,156	1,609,218
Charles J. Daley, Jr.	12,001	933,738	1,236	123,112
Mike Abbaei	3,750	174,938	2,458	244,829
Peter L. Bain	—	—	3,283	327,003
F. Barry Bilson	15,000	1,117,650	1,009	100,501

(1)	The value realized upon exercise of stock options is calculated by multiplying the difference between the fair market value of the shares underlying the options (the average of the high and low trading prices of our common stock on the day preceding the exercise date) and the exercise price of the options by the number of shares acquired on exercise.
(2)	The value realized upon vesting of restricted stock is calculated by multiplying the fair market value of a share of common stock on the vesting date (the average of the high and low trading prices of our common stock on the vesting date) by the number of shares vested.

Non-Qualified Deferred Compensation

The Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including named executive officers, based on responsibilities and compensation levels. Under the terms of the plan, participants may elect to defer up to $60,000 in annual compensation on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of our common stock at a price equal to 90% of the market price on the deemed investment date. Dividends paid on our common stock are credited to phantom stock at a price equal to 95% of the market price on the dividend payment date. Amounts deferred under this plan are distributed to the participant in shares of our common stock after the participant’s employment with us has terminated.

The following table provides information about non-qualified deferred compensation plan transactions and balances for fiscal year 2008 by our named executive officers.

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)(3)	Aggregate Earnings in Last FY(4)	Aggregate Balance at Last FYE(5)
Mark R. Fetting(6)	$—	$56	$(42,671)	$64,191
Raymond A. Mason	60,000	9,997	(2,559,890)	3,846,248
Charles J. Daley, Jr.	—	—	—	—
Mike Abbaei	60,000	7,245	(451,967)	674,959
Peter L. Bain	60,000	7,079	(324,526)	483,503
F. Barry Bilson(6)	—	139	(106,297)	159,907

(1)	These amounts are included in the Salary column of the Summary Compensation Table above.
(2)	These amounts are included in the All Other Compensation column of the Summary Compensation Table above.
(3)	Company contributions consist of the contribution of the 10% discount to the market price of a share of common stock upon the deemed investment of deferred amounts in shares of phantom stock and the contribution of the 5% discount to the market price of a share of common stock upon the crediting of dividends to phantom stock during the fiscal year.
(4)	Aggregate earnings are calculated by subtracting the value of the named executive officer’s phantom stock account at March 31, 2007 and the employee and company contributions made during fiscal year 2008 from the value of the officer’s account at March 31, 2008.
(5)	The aggregate balance is calculated by multiplying the phantom stock account share balance by the closing price of our common stock on March 31, 2008. Upon a distribution, shares of phantom stock are distributed in shares of common stock on a one-for-one basis.
(6)	Messrs. Fetting and Bilson participate in the plan but did not make any contributions during fiscal year 2008. Company contributions reflect the 5% discount to the price of our common stock for dividends credited to each of their phantom stock accounts.

Potential Payments on Termination or a Change of Control

We have not provided our named executive officers with agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment has ended or following a change of control of Legg Mason.

As described in the “Compensation Discussion and Analysis” in this Proxy Statement, our named executive officers typically receive long-term incentive awards in the form of stock options and restricted stock. In fiscal year 2008, we also awarded performance shares to two executive officers. In addition, our named executive officers may elect to participate in our phantom stock plan. Except as discussed below, our named executive officers will forfeit their unvested stock options, restricted stock and performance shares if their employment with us ends.

Stock Options

Unvested stock options held by our named executive officers automatically vest and become exercisable upon (1) the termination of the named executive officer’s employment as a result of his or her death or disability or (2) a change of control of Legg Mason (as defined below).

If a named executive officer’s employment ends for any reason other than death or disability before all of his or her stock options have vested, the unvested stock options are automatically forfeited. Our Compensation Committee has the authority to accelerate the vesting of any stock options in its discretion at any time. A named executive officer, or his or her beneficiaries, must exercise all vested options (1) within one year of the date on which his or her employment terminates as a result of death or disability or (2) within 90 days of the date on which his or her employment terminates for any other reason.

For purposes of our stock options, a “change of control” of Legg Mason will occur upon (1) the approval by our stockholders of an agreement to merge or consolidate Legg Mason with or into another company (with Legg Mason not surviving) or to sell or otherwise dispose of all or substantially all of our assets and the satisfaction or waiver of all conditions precedent to the closing of that transaction; or (2) a determination by our Board of Directors that in connection with a proposed tender or exchange offer for our voting securities, a person has become the owner of securities representing 40% or more of the voting power of our outstanding stock. However, if an event that triggers a potential change of control is approved no later than five days after it occurs by a vote of 75% or more of our directors who were members of our Board immediately prior to the event, then the event will not constitute a change of control for stock option purposes.

Restricted Stock

All unvested shares of restricted stock issued to a named executive officer will automatically vest upon (1) the termination of the named executive officer’s employment as a result of his or her death or disability, (2) the death or disability of the named executive officer during his or her retirement, or (3) a change of control of Legg Mason (as defined below). Upon vesting, shares cease to be subject to transfer restrictions and forfeiture.

In the event a named executive officer’s employment ends for any reason other than death, disability or retirement before all of his or her shares of restricted stock have vested, the unvested shares of restricted stock will automatically be forfeited. If a named executive officer retires from Legg Mason, his or her shares of restricted stock will continue to vest in accordance with the original vesting schedule as long as he or she continues to meet the definition of retirement. In order to retire for purposes of our restricted stock grants, a named executive officer may not represent, in any capacity other than as an independent director, any financial services company that the Compensation Committee deems a competitor of Legg Mason. The Compensation Committee has the authority to accelerate the vesting of any restricted stock in its discretion at any time.

For purposes of our restricted stock, a “change of control” of Legg Mason will occur upon (1) the approval by our stockholders of an agreement to merge or consolidate Legg Mason with or into another company (with Legg Mason not remaining an independent publicly owned company) or to sell or otherwise dispose of all or substantially all of our assets, other than a transaction in which Legg Mason or its stockholders own 50% or more of the combined voting power of the surviving entity or (2) a person, other than one of our affiliates, becoming the direct or indirect owner of securities representing 50% or more of the combined voting power of our outstanding stock.

Phantom Stock

Amounts deferred under our phantom stock plan, including contributions by the company, are fully vested at all times and are not subject to forfeiture. Under the plan, distributions of account balances are triggered by the termination of the named executive officer’s employment for any reason or death. Once a distribution is triggered, the account balance is distributed to the named executive officer, or his or her beneficiary, in shares of our common stock either in a single lump sum or in three annual installments. In addition, the company may elect to distribute account balances to named executive officers in connection with a change of control (as defined below), if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control.

For purposes of our phantom stock, a “change of control” will occur upon a change in (1) ownership of the company or Legg Mason & Co., LLC (“LM&Co.”), our administrative subsidiary, (2) effective control of the company or LM&Co., or (3) ownership of a substantial portion of the assets of the company or LM&Co.

Performance Shares

Performance shares will vest immediately upon the occurrence of (1) a change of control of Legg Mason (as defined below), or (2) a termination of the named executive officer’s employment as a result of his or her death or permanent disability. In addition, if we terminate a named executive officer’s employment without cause or the officer resigns for good reason, the officer will be entitled to have vest, including amounts previously vested, 80% of the total performance shares in his or her award if our common stock meets the performance thresholds within three years of the named executive officer’s termination date. Upon vesting, performance shares are paid in shares of our common stock on a one-for-one basis. The Compensation Committee has the authority to accelerate the vesting of any performance share in its discretion at any time.

With respect to our performance shares, (1) the events that constitute a “change of control” of Legg Mason for restricted stock shall also constitute a “change of control” of Legg Mason for purposes of our performance shares, and (2) a named executive officer shall be considered to have suffered a “permanent disability” if the named executive officer is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in the named executive officer’s death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

The following table sets forth information regarding potential accelerated payments to each of our named executive officers in the event of a termination of his employment, upon death or disability or following a change of control of Legg Mason.

Estimated Post-Termination Payments

Name	Accelerated Stock Options(1)	Accelerated Restricted Stock and Performance Shares(2)		Phantom Stock Distributions(3)
Mark R. Fetting
Upon Termination	$—	$—	(4)(5)	$64,191
Upon Death or Disability	43,599	6,167,652		64,191
Upon a Change of Control(6)	43,599	6,167,652		64,191

Raymond A. Mason
Upon Termination	—	—	(4)	3,846,248
Upon Death or Disability	39,104	—		3,846,248
Upon a Change of Control(6)	39,104	—		3,846,248

Charles J. Daley, Jr.
Upon Termination	—	—	(4)	—
Upon Death or Disability	23,800	190,668		—
Upon a Change of Control(6)	23,800	190,668		—

Mike Abbaei
Upon Termination	—	—	(4)	674,959
Upon Death or Disability	24,976	283,371		674,959
Upon a Change of Control(6)	24,976	283,371		674,959

Peter L. Bain
Upon Termination	—	—	(4)(5)	483,503
Upon Death or Disability	35,783	1,577,684		483,503
Upon a Change of Control(6)	35,783	1,577,684		483,503

F. Barry Bilson
Upon Termination	—	—	(4)	159,907
Upon Death or Disability	8,882	151,818		159,907
Upon a Change of Control(6)	8,882	151,818		159,907

(1)

The amounts in this column are calculated as if the employment termination, death or disability or change of control occurred on March 31, 2008. The amounts include unvested, in-the-money stock options that would immediately vest upon the listed event. Amounts are calculated by adding for each grant of unvested, in-the-money options the product of the number of shares underlying the options multiplied by the difference between $55.98, the closing price of our common stock on March 31, 2008, and the exercise price. In addition, as of March 31, 2008, Messrs. Fetting, Mason, Daley, Abbaei, Bain and Bilson held $2,388,869, $3,513,877, $1,405,999, $1,289,688, $2,307,968 and $667,728, respectively, worth of unexercised, vested stock options (using the same method of calculation) which can be exercised following termination, death or disability or a change of control.

(2)	The amounts in this column are calculated as if the employment termination, death or disability or change of control occurred on March 31, 2008. The amounts are calculated by multiplying the number of unvested shares of restricted stock or performance shares held by the named executive officer at the close of business on March 31, 2008 by $55.98, the closing price of our common stock on that day.
(3)	The amounts in this column are calculated as if the employment termination, death or disability or change of control and plan termination occurred on March 31, 2008. The amounts are calculated by multiplying the number of phantom shares in the named executive officer’s account at the close of business on March 31, 2008 by $55.98, the closing price of our common stock on that day. Messrs. Mason, Abbaei and Bain have elected to receive a lump sum distribution and Messrs. Fetting and Bilson have elected to receive distribution in three annual installments. Distributions under the Phantom Stock Plan occur after a change of control only if the plan is terminated.
(4)	All unvested shares of restricted stock continue to vest after termination so long as the named executive officer meets the definition of having retired for purposes of the restricted stock awards. As of March 31, 2008, $569,652, $190,668, $283,371, $458,084 and $151,818 in unvested restricted stock would continue to vest for Messrs. Fetting, Daley, Abbaei, Bain and Bilson, respectively.
(5)	If we terminate a named executive officer’s employment without cause or the officer resigns for good reason, 80% of the total performance shares in his award will vest if our common stock meets the performance thresholds within three years of the officer’s termination date. As of March 31, 2008, $4,478,400 and $895,680 in unvested performance shares would continue to vest under this provision for Messrs. Fetting and Bain, respectively.
(6)	The definition of “change of control” of Legg Mason differs for the acceleration of stock options, restricted stock and performance shares and the distribution of phantom stock. See the discussion preceding this table under “Potential Payments on Termination or a Change of Control.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Section 402(b) of Regulation S-K with management and, based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended March 31, 2008.

COMPENSATION COMMITTEE

Roger W. Schipke, Chairman

John E. Koerner III

Cheryl Gordon Krongard

Scott C. Nuttall (elected to Committee in April 2008)

Kurt L. Schmoke

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the financial accounting and reporting of Legg Mason and its subsidiaries by selecting and compensating the company’s independent registered public accounting firm (“independent auditors”), providing oversight of the work of the independent auditors and reviewing the scope and results of audits conducted by them, reviewing the activities of Legg Mason’s internal auditors, discussing with independent auditors, internal auditors and management the organization and scope of Legg Mason’s internal system of accounting and financial controls and reviewing and discussing certain matters that may have a material impact on Legg Mason’s financial statements. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors that was last amended on January 23, 2007. The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate, and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the Listing Standards of the New York Stock Exchange. The Board of Directors has also determined that Mr. Beresford qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee held five meetings during the fiscal year ended March 31, 2008. The meetings were intended, among other things, to facilitate communication among the Audit Committee, management, internal auditors and Legg Mason’s independent auditors. The Audit Committee reviewed with Legg Mason’s internal auditors and its independent auditors the overall scope and plans for their respective audits and discussed with both the internal auditors and the independent auditors the results of their examinations and their evaluations of Legg Mason’s internal controls. The Audit Committee’s discussions with management and the independent auditors included a review of significant accounting policies applied by Legg Mason in its financial statements.

The Audit Committee also reviewed and discussed Legg Mason’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with Legg Mason’s management and its independent auditors, management’s annual report on the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2008 and the independent auditors’ related attestation report.

Legg Mason’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of consolidated financial statements in accordance with generally accepted accounting principles, and for the establishment and effectiveness of Legg Mason’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. Legg Mason’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and for attesting to the effectiveness of Legg Mason’s internal control over financial reporting. The Audit Committee monitors and reviews these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Legg Mason as of and for the fiscal year ended March 31, 2008 with management and Legg Mason’s independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with

Audit Committees.” Furthermore, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors their independence from Legg Mason and its management. When considering the independent auditors’ independence, the Audit Committee considered whether their provision of services to Legg Mason beyond those rendered in connection with their audit and review of Legg Mason’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee has recommended to the Board of Directors that Legg Mason’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2008 be included in Legg Mason’s Annual Report on Form 10-K.

AUDIT COMMITTEE

Dennis R. Beresford, Chairman

Robert E. Angelica

Edward I. O’Brien

W. Allen Reed

CERTAIN TRANSACTIONS

An adult child of Raymond A. Mason, our Chairman of the Board, was employed as Vice President and Director, Corporate Marketing and Communications in our corporate communications department until December 31, 2007 and served as an internal consultant in that department until March 31, 2008. Mr. Mason did not have a material interest in the employment or internal consulting relationship or share a home with the family member. The family member was not an executive officer of Legg Mason. The compensation of the family member, including participation in employee benefit plans generally made available to similarly situated employees, was established in accordance with our employment and compensation practices applicable to employees with similar qualifications and responsibilities and holding similar positions. The family member received $425,000 in salary and bonus for fiscal year 2008.

Scott C. Nuttall, a director of Legg Mason since January 2008, is a member of KKR & Co., L.L.C. (“KKR”). In January 2008, Legg Mason sold $1.25 billion in 2.5% Senior Convertible Notes (the “Notes”) to an affiliate of KKR and banks selected by KKR who provided financing to KKR’s affiliate. Pursuant to the terms of the Notes, Legg Mason will pay interest on the Notes at a rate of 2.5% per year beginning July 15, 2008. The Notes mature on January 15, 2015. In May 2008, Legg Mason paid approximately $15 million to KKR and the holders of the Notes as consideration for receiving a waiver from covenants entered into in connection with the sale of the Notes.

From time to time, our directors, executive officers and employees, members of their immediate families and companies or affiliates of companies that employ our independent directors may have investments in various investment vehicles or accounts sponsored or managed by our subsidiaries or utilize our products or services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

PROPOSED RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2009. This appointment will be submitted for ratification by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended March 31, 2008 and March 31, 2007 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2008	2007
Audit Fees(1)	$6,478,000	$5,982,000
Audit-Related Fees(2)	1,381,000	567,000
Tax Fees(3)	34,000	181,000
All Other Fees(4)	44,000	13,000

Total Fees	$7,937,000	$6,743,000

(1)	Audit fees consisted of fees for the annual audit and quarterly reviews of our financial statements, services provided for statutory audits of certain subsidiaries and services provided in connection with other statutory or regulatory filings or engagements including consents related to SEC filings and fees related to the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and included fees for reviews of controls related to certain processes at asset management subsidiaries and fees for reviews of investment performance information at certain subsidiaries.
(3)	Tax fees consisted primarily of fees for the preparation and review of international tax returns.
(4)	All other fees included financial compliance consulting and risk management services.

Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee approves all audit and permitted non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP. The Chair of the Audit Committee may pre-approve permissible proposed non-audit services that arise between committee meetings if the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting.

STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIRMAN

Jon F. Walters, Trustee, on behalf of the Board of Trustees of the International Brotherhood of Electrical Workers’ Pension Benefit Fund, located at 900 Seventh Street, N.W., Washington, DC 20001, the owner of at least $2,000 worth of Legg Mason, Inc. common stock for the past year, has advised Legg Mason that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by Legg Mason and for which Legg Mason and the Board of Directors accept no responsibility, are set forth below.

“RESOLVED: The shareholders of Legg Mason, Inc. (“the Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director—as defined by the rules of the New York Stock Exchange (“NYSE”)—be Chairman of its Board of Directors. The amended bylaws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.”

Supporting Statement

“It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently, Raymond Mason is both chairman of the Board and chief executive officer for Legg Mason. We believe that this current governance structure may not be in the best interests of shareholders.

“Both the NYSE and NASDAQ have adopted rules that require corporations that wish to be traded on them to have a majority of independent directors. Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

“In our view, no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

“Last year at our Company’s Annual General Meeting, this same proposal received a vote of 52% majority support.

“We urge stockholders to vote for this proposal.”

Position of the Board of Directors

Legg Mason’s Board of Directors recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Legg Mason’s super-majority independent Board provides for strong independent leadership and accountability to stockholders;

•	Legg Mason’s lead independent director structure is a recognized viable corporate governance structure having benefits very similar to the proposal; and

•	If adopted, the proposal would unnecessarily reduce the Board’s flexibility in corporate governance matters.

The Board strongly disagrees with the proposal because it believes that its existing corporate governance practices already provide for strong independent leadership on the Board, as well as direct accountability to stockholders. As provided in Legg Mason’s Corporate Governance Principles, the Board believes that a substantial majority of the Board should consist of independent directors and at least three-quarters of the members of the Board should be independent at any time. As determined by the Board, in accordance with NYSE rules, over 86% of the members of the Board are currently independent directors. Each of the members of the Board of Director’s Nominating & Corporate Governance Committee, Audit Committee and Compensation Committee is an independent director.

The Board’s independent leadership is further enhanced by the existence of a lead independent director. The lead independent director is selected by the independent directors and has clearly delineated duties. As set forth in the Corporate Governance Principles, the lead independent director, among other things, works independently to assist the Chairman of the Board in setting the agenda for Board meetings, acts as a liaison between the Chairman and the independent directors and serves as the chair for executive sessions of the Board. The Board understands that corporate governance experts recognize that having a lead independent director is a viable corporate governance structure, having benefits very similar to the Chairman of the Board being an independent director.

The Board believes that it should maintain the flexibility to determine the leadership of Legg Mason. As provided in Legg Mason’s Corporate Governance Principles, the Chairman of the Board and the Chief Executive Officer may be the same person; however, the two positions may be separated if the Board deems it to be in the best interests of the company and the stockholders. Currently, the positions of Chairman of the Board and CEO are separate. Mr. Mason, who served as the company’s Chief Executive Officer since it was formed in 1981, now serves as non-executive Chairman of the Board, in part to assist with the transition to a new Chief Executive Officer. The stockholder proposal would unnecessarily eliminate the flexibility of the Board to consider whether a current or former member of management is the best suited to serve as Chairman of the Board at a given time. The Board believes that Legg Mason and its stockholders benefit from the Board’s current ability to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of Legg Mason and its stockholders.

The Board believes that a super-majority independent Board and the existence of the lead independent director ensures the independent exchange of information among Legg Mason’s independent directors and provides Legg Mason and its stockholders with the same benefits that the proposal suggests may only be obtained by appointing an independent director as Chairman of the Board. In the Board’s view, Legg Mason’s stockholders have benefited from the Board of Director’s current sound corporate governance practices and strong independent Board leadership, and there is no need to require that the Chairman of the Board be an independent director.

While 52% of the votes cast, not a majority of our stockholders, supported this proposal last year, since then we have strengthened and enhanced the role of our lead independent director. The Board believes that this strengthening of the lead independent director’s role was an appropriate response to last year’s vote.

The Board of Directors recommends a vote “AGAINST” this proposal.

STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Federation of State, County and Municipal Employees Pension Plan (“AFSCME Plan”), located at 1625 L Street, N.W., Washington, D.C., 20036, the owner of 900 shares of Legg

Mason, Inc. common stock, has advised Legg Mason that they intend to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by Legg Mason and for which Legg Mason and the Board of Directors accept no responsibility, are set forth below.

“RESOLVED, that stockholders of Legg Mason request the board of directors to adopt a policy that provides stockholders the opportunity at each annual stockholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

“In our view, senior executive compensation at Legg Mason has not always been structured in ways that best serve stockholders’ interests. For example, in 2006 Chairman and now former CEO Raymond Mason received more than half of the bonus money set aside for the five named executive officers.

“We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

“Currently U.S. stock exchange listing standards require stockholder approval of equity based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

“Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

“Accordingly, we urge Legg Mason’s board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Legg Mason with useful information about stockholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

“We urge stockholders to vote for this Shareholder Proposal.”

Position of the Board of Directors

Legg Mason’s Board of Directors recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	Legg Mason’s executive compensation practices and programs effectively align management’s interests with those of its stockholders;

•

Legg Mason’s stockholders are able to influence executive compensation through direct communication with the Board, review and approval of our executive compensation plans and the election of directors;

•	Executive compensation decisions should be made with a full understanding of Legg Mason’s business strategy, goals and environment, as well as its leadership capabilities and performance; and

•	An advisory vote will not effectively communicate stockholders’ views on the merits, limitations or preferred enhancements of our executive compensation plans.

The Board believes that Legg Mason’s executive compensation practices and programs best serve the interests of stockholders by focusing on three basic principles (i) linking compensation to performance, (ii) maintaining competitive compensation levels and (iii) supporting retention and aligning Legg Mason’s interests with those of its stockholders (as discussed under the heading “Compensation Discussion & Analysis” in this proxy statement). This focus results in compensation that is performance-based and enables Legg Mason to attract, motivate and retain the management talent that it needs to maintain and strengthen its position in the asset management business and to achieve its business objectives while creating stockholder value. The Board believes that the performance-based nature of Legg Mason’s executive compensation programs, in conjunction with the SEC guidelines which ensure clarity and thoroughness of disclosures, effectively serve the interests of its stockholders.

Legg Mason operates in an extremely competitive business and its success depends upon the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to Legg Mason’s long-term performance. The Board believes that following this stockholder proposal could negatively affect the company’s competitive position since its competitors would not be following the same practice. Importantly, the advisory vote process in the United Kingdom is mandated by law and applies to all public companies in that jurisdiction and, therefore, gives no company a competitive advantage over another. Legg Mason’s adoption of an advisory vote could lead to a perception among its talent, and the talent for which it competes, that compensation opportunities at Legg Mason may be limited, especially as compared with opportunities at companies that have not adopted a similar practice, and may impede Legg Mason’s ability to recruit and retain critical personnel. The Board is currently not aware of any competitor of the company that has adopted this practice.

An advisory vote is not necessary because Legg Mason’s stockholders already have an efficient and effective method of communicating with the Board. Stockholders may directly contact the Board, the Lead Independent Director, or the non-management directors as a group (including the Compensation Committee), by writing to them through the process described under the heading “Corporate Governance—Communications” in this proxy statement. Direct communications between stockholders and the Board allow stockholders to voice specific observations or concerns and to communicate clearly and effectively with the Board. An advisory vote would not provide similar communication.

In addition to directly communicating with the Board, Legg Mason’s stockholders are currently able to influence executive compensation in two other ways (i) through the review and approval of our compensation plans, which are subject to stockholder approval and (ii) through the election of directors (including Compensation Committee members). Our compensation plans outline the aggregate level of awards that can be granted, the specific provisions under which awards can be made, and the performance metrics and other features that must be incorporated. The Legg Mason, Inc. Executive Incentive Compensation Plan was most recently re-approved in July 2005 with support from over 83% of the votes cast.

We continue to believe that executive compensation decisions are best made with a full contextual understanding of our strategy, goals and business environment, as well as in-depth knowledge of our executives’ leadership capabilities and performance. Our Compensation Committee, operating under a written charter adopted by the Board and consisting of only independent directors, develops this level of insight through regular, ongoing discussions combined with rigorous evaluation and oversight. The Committee’s governance is further enhanced by the services of an independent consultant who provides objective data, advice and recommendations to help ensure that our executive compensation programs are properly constructed and executed.

The criteria used by most stockholders in an advisory vote would not reflect the full range of information available to our directors. We believe this context is critical to effective decision making, particularly given the high degree of impact these decisions have on the company. For this reason, we believe the current governance model is effective, whereby stockholders elect directors who dedicate the necessary attention to ensure that executive compensation programs are managed in accordance with our stated objectives.

Finally, the proposed advisory vote would benefit neither the company nor its stockholders because it would not provide the Compensation Committee with any clear indication of the meaning of the vote. A “yes/no” advisory vote would not communicate stockholder views of the merits, limitations of, or preferred enhancements to our executive compensation. Instead, an advisory vote would require the Committee to speculate about the meaning of stockholder approval or disapproval. For example, a negative vote could signify that stockholders do not approve of the amount or type of compensation awarded or, alternatively, that stockholders do not approve of the format or level of disclosure in the summary compensation table and accompanying narrative disclosure.

The Board of Directors recommends a vote “AGAINST” this proposal.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

We must receive in writing, at our principal executive offices located at 100 Light Street, Baltimore, Maryland 21202, Attn: Corporate Secretary, any stockholder proposal intended for inclusion in the proxy material for the 2009 Annual Meeting on or before February 24, 2009. The inclusion of any proposal will be subject to applicable rules of the SEC. Under our Bylaws, stockholders who would like to submit proposals for the 2009 Annual Meeting of Stockholders must send written notice of the proposal to our Corporate Secretary, at the above address, between January 25, 2009 and February 24, 2009. In the event our 2009 Annual Meeting is held more than 30 days before or after July 22, 2009, notice must be delivered between the 150th day prior to the date of the meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, our executive officers and directors are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership of our common stock. Based solely on a review of copies of such reports furnished to us, or written representations that no reports were required, we believe that during the fiscal year ended March 31, 2008 our executive officers and directors complied with the Section 16(a) requirements.

OTHER MATTERS

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled “Compensation Committee Report,” and “Audit Committee Report” (the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

All descriptions of benefits plans and agreements contained in this Proxy Statement are summaries and are qualified in their entirety by reference to the actual plans or agreements.

Our Board of Directors is not aware of any other matters to come before the Meeting. If any other matters should come before the Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

By order of the Board of Directors,

THOMAS C. MERCHANT
Secretary

Annex A

LEGG MASON, INC. POLICY REGARDING

DIRECTOR INDEPENDENCE DETERMINATIONS

The Board of Directors (the “Board”) of Legg Mason, Inc. (together with its consolidated subsidiaries, the “Company”) will determine which of its members are independent for purposes of the New York Stock Exchange (“NYSE”) rules on an annual basis.

Under the NYSE Listing Standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no “material relationship” with the Company directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Directors who have relationships covered by one of the bright-line independence tests established by the NYSE may not be considered independent.

In addition to the bright-line independence tests established by the NYSE, the NYSE permits a company’s board of directors to adopt categorical standards regarding director independence. Categorical standards are intended to assist the Board in making independence determinations.

The following relationships should not be considered material relationships that would impair a director’s independence from the Company:

•

relationships where a director owns equity securities of the Company or purchases investment services, investment products, securities or similar products and services from the Company so long as the relationship is on substantially the same terms as those prevailing at the time for similarly-situated persons who are not directors or executive officers of the Company;

•

relationships where a director owns an interest in a partnership or fund which is sponsored or managed by the Company so long as the terms on which such director acquired the interest and participates in the partnership or fund are on substantially the same terms as those prevailing at the relevant time for similarly-situated persons who are not directors or executive officers of the Company;

•

relationships where a director, or an immediate family member of a director, is a former executive officer or employee of another company that made payments to, or received payments from, the Company for property or services during a prior fiscal year when the director, or the immediate family member of a director, was an executive officer or employee of such other company, and the payments were made in the ordinary course of business;

•	relationships where a director beneficially owns, or is an employee of another company that beneficially owns, less than 10% of Legg Mason’s common equity;

•

relationships where a director is an employee of another company to which the Company is indebted, and the total amount of the indebtedness is less than one percent of the total consolidated assets of the company for which he or she serves as an employee;

•

relationships where a director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization for the fiscal year are less than the lesser of $1,000,000 or two percent of that organization’s consolidated gross revenues;

•

relationships arising solely from a director’s position as a director or advisory director (or similar position) of another company or tax-exempt organization that engages in a transaction with the Company;

•	relationships where an immediate family member of a director received direct compensation from the Company while serving as a non-executive employee of the Company more than three fiscal years ago;

•

relationships where a director served more than three fiscal years ago as a former partner or employee of the Company’s present external auditor or the auditor of any of mutual funds managed by the Company;

•	relationships where a director was employed by, but not an executive officer of, the Company more than three fiscal years ago; and

•	other relationships or transactions that are not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year.

Multiple relationships or transactions that individually are deemed immaterial under one or more standards shall not be deemed collectively to create a material relationship that would cause the director not to be independent. In addition, the fact that a particular relationship or transaction that either is not addressed or exceeds the thresholds shall not create a presumption that the director is not independent. In such case, the Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not addressed or that exceed the thresholds are, in the Board’s judgment, material, and therefore whether the affected director is independent from our management. The Company will explain in its annual proxy statement for the election of directors the basis for any Board determination that any such relationship or transaction was not material.

Definitions: For purposes of these categorical standards:

“company” includes for-profit organizations and excludes tax-exempt organizations.

“Executive officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity. See Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Immediate family members” of a director means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the director’s home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

As adopted by the Board of Directors on April 29, 2008.

2

ANNUAL MEETING OF STOCKHOLDERS OF

LEGG MASON, INC.

July 22, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided.i

¢ 20603033000000000000 0	072208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board recommends a vote FOR all nominees.
1.	Election of Directors: For terms expiring at the 2011, 2010 and 2009 Annual Meeting of Stockholders.			The Board recommends a vote FOR proposal (2)
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	O Dennis R. Beresford O W. Allen Reed	term expires in 2011 term expires in 2011	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Roger W. Schipke O Nicholas J. St.George	term expires in 2011 term expires in 2011	The Board recommends a vote AGAINST proposals (3) and (4)
☐	FOR ALL EXCEPT (See instructions below)	O Mark R. Fetting O Scott C. Nuttall	term expires in 2010 term expires in 2009	3.	Stockholder proposal relating to an independent director serving as the Chairman of the Board.	☐	☐	☐
				4.	Stockholder proposal relating to an advisory vote on executive compensation.	☐	☐	☐
				5.	To act upon any other matter which may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

Receipt of notice of the meeting, proxy statement and 2008 annual report is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made, the proxy will be voted FOR the election of Directors, FOR proposal (2) and AGAINST proposals (3) and (4).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

☐                    ¢

LEGG MASON, INC.

Proxy for Annual Meeting of Stockholders, July 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby appoints Mark R. Fetting, Thomas P. Lemke and Peter L. Bain, and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 22, 2008, at 10:00 a.m., and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

¢	14475 ¢